ABBM Group, Ltd LLP
Certified Public Accountants

12941 Interstate 45 N, Suite 422
Houston, Texas 77060
Phone (281) 873-5005
Fax (281) 873-5383
www.jbraden.com
jbraden@jbraden.com

August 3, 2010

British Columbia Securities Commission
Alberta Securities Commission
TSX Venture Exchange

Dear Sirs:

Re: **USA Video Interactive Corp.** (the "*Company*")
Notice Pursuant to NI 51-102 – Change of Auditor

As required by the National Instrument 51-102 and in connection with our proposed engagement as auditor of the Company, we have reviewed the information contained in the Company's Notice of Change of Auditor, dated March 25, 2009, and agree with the information contained therein, based upon our knowledge of the information relating to the said notice and of the Company at this time.

Yours truly yours,

ABBM Group Ltd LLP

ABBM Group Ltd LLP